Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE SECOND QUARTER 2014

Midlothian, Virginia, August 1, 2014. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported a second quarter 2014 loss of $85,000 and a net loss available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $380,000, or $0.07 per fully diluted common share. Those results compare to a net loss of $749,000 and a net loss available to common shareholders of $971,000, or $0.18 per fully diluted common share, for the first quarter of 2014, and net income of $590,000 and net income available to common shareholders of $369,000, or $0.09 per fully diluted common share, for the second quarter of 2013.

Second quarter results were materially impacted by the following factors:

•	Interest income from loans declined $176,000, or 4%, from the first quarter of 2014, and $827,000, or 18%, from the second quarter of 2013 as the Company continued to reduce classified assets and real estate loan concentrations.
•	There was no provision for loan losses in the second quarter of 2014 compared to $100,000 provided in the first quarter.
•	Village Bank Mortgage Corporation was profitable during the second quarter. Pretax earnings in the mortgage origination business were $525,000 higher than the first quarter of 2014 and $720,000 lower than the second quarter of 2013. The first quarter of 2014 was affected by weather disruptions, lower overall market activity and increased competition for purchase money mortgages. Overall, the mortgage lending market has softened in 2014 compared to 2013 resulting in a decline in pretax earnings year over year.
•	Noninterest expenses excluding expenses related to foreclosed assets declined by $140,000, or 3%, from the first quarter of 2014, and by $651,000, or 11%, from the second quarter of 2013.
•	Expenses related to foreclosed assets amounted to $404,000, an increase of $121,000 from the first quarter of 2014 and a decrease of $348,000 from the second quarter of 2013.

Asset Quality

During the second quarter, the Company continued to make substantial improvement in asset quality. Nonperforming assets (nonaccrual loans and foreclosed real estate) were reduced by approximately $5,892,000, or 19%, from March 31, 2014. The following table presents the activity in nonperforming assets for the second quarter (in thousands):

	Nonaccrual	Foreclosed
	Loans	Real Estate	Total

Balance March 31, 2014	$16,022	$15,688	$31,710
Additions	871	485	1,356
Loans placed back on accrual	(1,871)	-	(1,871)
Transfers to OREO	(3,458)	3,458	-
Repayments	(395)	-	(395)
Charge-offs	(1,021)	(233)	(1,254)
Sales	-	(3,728)	(3,728)

Balance June 30, 2014	$10,148	$15,670	$25,818

Classified assets, a broader measure of problem assets, declined by 15% during the quarter. Although foreclosed real estate remained relatively unchanged for the second quarter, the Company sold $3,728,000 in foreclosed real estate for a gain of $234,000 while new foreclosures amounted to $3,943,000. This is a significant improvement from 2013.

Capital

Despite the loss in the second quarter, the Bank’s regulatory capital ratios improved. With an improvement in the risk profile of assets during the quarter, the total risk-based capital ratio improved to 11.62%, surpassing the 11% regulatory requirement established by our agreement with our regulators. In order to meet the Tier 1 leverage capital ratio of 8% required by our agreement with our regulators, we need to return to profitability or raise additional capital. The actions we are taking to reduce expenses, grow revenues and improve asset quality are expected to improve profitability which would thus add to our Tier I capital and position us to recover some or all of the valuation allowance against our deferred tax asset.

The Bank’s capital ratios at the indicated dates were as follows:

			Required by	To Be
	Actual		Regulatory	Well
	6/30/2014	3/31/2014	Agreement	Capitalized

Tier 1 leverage ratio	6.96%	6.94%	8.00%	5.00%

Total risk-based capital ratio	11.62%	11.02%	11.00%	10.00%

Management Comments

“We are making progress against an aggressive agenda,” commented Bill Foster, Chief Executive Officer. “We took several big steps forward during the second quarter. We are now ahead of schedule in building out our commercial banking team thanks to some great hires in recent months. As a result, the loan and deposit pipelines have been growing, and in the coming months we expect to see that activity reflected in growth in loans and core deposits. I am encouraged by the number of new owner-occupied commercial construction deals we have in our pipeline. It indicates that business owners are becoming more confident in the future and are making the kinds of investments that should improve loan demand.”

Mr. Foster continued, “Village Bank Mortgage Corporation had a good second quarter in a competitive and challenging market, and retail banking continues to grow core deposits and other services. Finally, I am pleased with the continued progress we made on asset quality. We had a very successful quarter selling foreclosed properties and were able to liquidate several challenging land parcels at slightly above carrying value in the aggregate.”

“We expect the third and fourth quarters to be even more active on a couple of fronts. We are on schedule to roll out several enhancements to consumer and small business services and intend to support those initiatives with increased marketing and additional sales resources. As you will see in our updates on the various initiatives, we are moving forward, and I believe that we are on track and building momentum.”

Update on Management Initiatives

Management reported continued progress on the initiatives aimed at accomplishing four key objectives:

•	Strengthen our foundation;
•	Position for profitability in 2014;
•	Invest for growth; and
•	Satisfy regulatory agreements.

Following is an update on actions taken in the second quarter to meet these objectives.

Strengthen Our Foundation	Asset Quality	✓ Nonperforming assets were reduced by 19% during the quarter. ✓ Classified asset balances were reduced by 15% during the quarter. ✓ Real estate loan concentrations are within regulatory guidelines.
	Capital Ratios	✓ Tier 1 Capital Ratio improved to 6.96% at 6/30/2014 from 6.94% at 3/31/2014. ✓ Total Risk Based Capital Ratio improved to 11.62% at 6/30/2014 from 11.02% at 3/31/2014.
Position For Profitability	Expense & Productivity Initiatives

✓ Noninterest expense (other than salaries and benefits and expenses related to foreclosed real estate) decreased by 2% from Q1 2014 and by 12% from Q2 2013.

✓ Branch consolidations occurred in May of 2014 with lower than projected customer losses at this point.

✓ Salary and benefits decreased by 3% from Q1 2014 and by 10% from Q2 2013.

✓ Expenses related to foreclosed real estate decreased by 46% from Q2 2013 although up 43% form Q1 2014.

✓ Headquarters relocation to lower cost space on track for August and October with strong leasing activity of Watkins Centre.

Revenue Growth

✓ Bank service charges (excluding mortgage company) increased by 15% from Q1 2014 and 17% from Q2 2013.

✓ Low-cost deposit account (checking, savings, money market) balances have grown 5% since December 2013 and 2% since June 2013.

✓ Completed the purchase of a student loan portfolio in July that will increase interest income.

✗ Average loan balances (excluding held for sale) in Q1 2014 were 5% lower than Q1 2014.

+    Mortgage originations and revenues increased and the Village Bank Mortgage Corporation earned a profit during the quarter.

	Pretax Profitability	+ Reduced pretax loss due to expense controls, lower credit costs, better than expected loan yields, growth in low cost deposits and growth in fee income.

Invest for Growth	Commercial Banking Staffing

✓ Hired one more experienced and well-connected Commercial Banking Relationship Manager in May.

✓ Transitioned another relationship manager back to full time production from workouts effective July1.

✓ Designated deposit and treasury services business development specialist on Commercial Banking team.

✓ Commercial Banking team stands at 9 team members today vs. 4 in January.

✓ In June, the team made 197 sales calls on customers, prospects and referral sources versus 30 calls in January. Loan pipeline has grown by more than 100% since we started adding to our commercial banking staff in February.

✓ In addition, we have created four small business banker positions that will focus on the deposit and loan needs of small businesses located within the immediate service area of our branches. The bankers have been identified, and we expect that they will be in their roles by the end of the third quarter.

	Marketing	✓ Launched new television commercial series that will feature product offers.
Consumer and Small Business Products & Services

✓ Expect to roll out consumer mobile deposit capture in early August.

✓ Expect to install new ATMs in late September/early October.

✓ On track for late Q3 and Q4 implementation of enhanced debit card programs, improved internet banking functionality, new consumer and small business loan products.

Satisfy Regulatory Agreements	Asset Quality	✓ Reductions in Nonperforming Assets and Adversely Classified Assets during the first quarter on track to meet our 12/31/2014 targets.
	Capital	✓ Total Risk Based Capital Ratio improved and continues to meet the level required by the Regulatory Agreements. ✓ Tier 1 Capital Ratio improved. ✓ Strong capital markets for community banks.
	Regulation W	✓ Have signed leases for 68% of space that we need to backfill in Watkins Center to prepare for relocation to lower cost space and sale of the building.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has eleven branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights

(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Balance Sheet Data
Total assets	$442,056	$444,173
Investment securities	57,486	57,748
Loans held for sale	12,189	8,371
Loans, net	258,184	280,007
Deposits	389,277	390,628
Borrowings	25,751	29,477
Stockholders' equity	19,049	18,244
Book value per share	$0.81	$0.67
Total shares outstanding	5,338,295	5,338,295

Asset Quality Ratios
Allowance for loan losses to
Loans, net of deferred fess and costs	2.15%	2.52%
Nonaccrual loans	56.00%	38.82%
Nonperforming assets to total assets	5.84%	7.97%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$4,142	$4,889	$8,464	$10,245
Interest expense	957	1,169	1,997	2,436
Net interest income before
provision for loan losses	3,185	3,720	6,467	7,809
Provision for loan losses	-	-	100	823
Noninterest income	2,319	3,458	3,993	7,012
Noninterest expense	5,589	6,588	11,194	13,920
Income tax expense (benefit)	-	-	-	-
Net income (loss)	(85)	590	(834)	78
Net income (loss) available to
common shareholders	(380)	369	(1,351)	(365)
Income per share
Basic	$(0.07)	$0.09	$(0.25)	$(0.09)
Diluted	$(0.07)	$0.09	$(0.25)	$(0.09)

Performance Ratios
Return on average assets	(0.08)%	0.48%	(0.38)%	0.30%
Return on average equity	(1.79)%	9.48%	(8.91)%	0.63%
Net interest margin	3.35%	3.50%	3.43%	3.64%

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